Exhibit 99

Accenture Names Omar Abbosh Group Chief Executive - Communications, Media
& Technology, Succeeding Robert E. Sell

NEW YORK; July 2, 2018 — Accenture (NYSE: ACN) has appointed Omar Abbosh group chief executive – Communications, Media & Technology, effective Sept. 1, 2018, succeeding Robert (Bob) E. Sell, who will retire from the company on Aug. 31, 2018.

Mr. Abbosh is currently Accenture’s chief strategy officer with responsibility for overseeing all aspects of the company’s strategy, innovation programs and investments, including ventures and acquisitions. He also has management responsibility for Accenture Security as well as the company’s industry, research and corporate citizenship programs. During his 29 years with Accenture, Mr. Abbosh has held several management roles including serving as global client lead for some of the company’s largest clients. In his new role, he will lead Accenture’s Communications, Media & Technology operating group, which serves clients in the communications, electronics, technology, media and entertainment industries. Mr. Abbosh will continue to serve on Accenture’s Global Management Committee.

“I am delighted that Omar will become our new group chief executive – Communications, Media & Technology,” said chairman and CEO Pierre Nanterme. “He is an outstanding leader with a proven track record of successfully running different parts of our business, delivering innovation and providing the highest level of service to our clients.

“I also want to recognize Bob for his significant contributions to Accenture during his 34-year career with our company. Bob has served in a variety of leadership roles across a range of industries, and he has managed the relationships with some of our longest-standing and largest clients. On behalf of Accenture, I wish Bob all the best in the future.”

Accenture will announce Mr. Abbosh’s successor as chief strategy officer at a later date.

About Accenture

Accenture is a leading global professional services company, providing a broad range of services and solutions in strategy, consulting, digital, technology and operations. Combining unmatched experience and specialized skills across more than 40 industries and all business functions – underpinned by the world’s largest delivery network – Accenture works at the intersection of business and technology to help clients improve their performance and create sustainable value for their stakeholders. With 449,000 people serving clients in more than 120 countries, Accenture drives innovation to improve the way the world works and lives. Visit us at www.accenture.com.

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Contact:

Stacey Jones
Accenture Media Relations
+1 (917) 452-6561
stacey.jones@accenture.com